Exhibit 99.1

Chico’s FAS, Inc. Reports First Quarter Results

First quarter GAAP EPS of $0.02 per diluted share; Adjusted EPS of $0.05 per diluted share

Fort Myers, FL - June 11, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2019 first quarter ended May 4, 2019.
For the thirteen weeks ended May 4, 2019 (the “first quarter”), the Company reported net income of $2.0 million, or $0.02 per diluted share, compared to net income of $29.0 million, or $0.23 per diluted share, for the thirteen weeks ended May 5, 2018 (“last year’s first quarter”). The Company reported first quarter adjusted net income of $5.6 million, or $0.05 per diluted share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
“In the first quarter, we made significant changes to the Company’s leadership and reset priorities for its growth and value creation,” commented Bonnie Brooks, interim CEO and President of the Company. “Actions are now underway across all brands with a focus on three distinct areas that will positively impact our results. These include driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending our unique and personalized service; and transforming our sourcing and supply chain operations to increase product speed to market and improve quality. Having led successful turnarounds at other major apparel retailers, I am confident that our action steps on the path forward are the ones needed to deliver our plans.”

Business Highlights

•
Chico’s first quarter results stabilized in line with the fourth quarter 2018. The brand is making progress in elevating the product aesthetic and delivering a more balanced merchandise architecture to its customers.

•
Soma reported positive 3.4% comparable sales in the first quarter, driven by bras and sleepwear. The Company’s latest EnblissTM collection is performing particularly well and is on track to be the #1 franchise in Soma’s portfolio.

•
White House Black Market reported a greater than expected comparable sales decline, driven by misses in color and print. Steps to course correct have been implemented, including adjustments for fall and holiday product offerings.

•
The Company completed the rollout of StyleConnect™, an enhanced platform that provides digitized clienteling tools to all stores and remains on track to launch Buy Online Pick-up in Store (BOPIS) across its fleet this summer.

•
The Company is making progress on its previously announced search for a permanent CEO. The Board’s search committee has met with a number of exceptionally qualified candidates and is pleased with the quality of the apparel executives with merchandising experience that it is seeing.

Net Sales
For the first quarter, net sales were $517.7 million compared to $561.8 million in last year’s first quarter. This decrease of 7.8% reflects a comparable sales decline of 7.0% as well as the impact of 41 net store closures since last year’s first quarter. The comparable sales decline was driven by lower average dollar sale and a decrease in transaction count.

Comparable Sales

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Chico's	(7.8)%	(5.5)%
White House Black Market	(10.0)%	(6.6)%
Soma	3.4%	(5.8)%
Total Company	(7.0)%	(5.9)%

Gross Margin
For the first quarter, gross margin was $190.8 million, or 36.9% of net sales, compared to $226.9 million, or 40.4% of net sales, in last year’s first quarter. This 350-basis point decrease primarily reflects the impact of product liquidations, continued charges related to our omnichannel programs and accelerated depreciation as a result of our retail fleet optimization plan announced in the fourth quarter of 2018. Excluding the 100 basis-point impact of accelerated depreciation, gross margin decreased approximately 250 basis points.

Retail Fleet Optimization Plan
In the first quarter, the Company recorded pre-tax accelerated depreciation charges of property and equipment within cost of goods sold of $4.9 million related to our retail fleet optimization plan. On an after-tax basis, the first quarter impact of these charges was $3.6 million, or $0.03 per diluted share.

Selling, General and Administrative Expenses
For the first quarter, selling, general and administrative (“SG&A”) expenses were $185.4 million, or 35.9% of net sales, compared to $186.4 million, or 33.2% of net sales, for last year’s first quarter.

Income Tax Provision
For the first quarter, the effective tax rate was 62.7% compared to 27.9% for last year’s first quarter. In the first quarter of fiscal 2017, we adopted the employee share-based payment accounting standard which requires all income tax effects of employee share-based awards to be recognized in the income statement when the awards vest or are settled. Previously, these charges were recorded in additional paid-in capital. Excluding the impact of employee share-based awards, the effective tax rate for the first quarter would be approximately flat to last year’s first quarter. The following table details the impact of share-based awards on the Company’s effective tax rate (dollars in millions):

	Thirteen Weeks Ended
	May 4, 2019		May 5, 2018
Components of income tax provision	Amount	Tax Rate	Amount	Tax Rate
Income from operations	$1.4	25.0%	$10.1	25.1%
Employee share-based awards	2.0	37.7	1.1	2.8
Income Tax Provision	$3.4	62.7%	$11.2	27.9%

Cash, Marketable Securities and Debt
At the end of the first quarter, cash and marketable securities totaled $168.0 million, a decrease of $86.8 million compared to last year’s first quarter, while debt totaled $53.8 million, a decrease of $11.1 million from last year’s first quarter. This $86.8 million decrease in cash and marketable securities primarily reflects a $124 million return of cash to shareholders in fiscal 2018 through share repurchases and dividend payments.

Inventories
At the end of the first quarter, inventories totaled $242.4 million compared to $253.8 million at the end of last year’s first quarter. This $11.4 million, or 4.5%, decrease primarily reflects the impact of product liquidations through a third party, store closures and management of inventory levels relative to net sales.

Fiscal 2019 Second Quarter and Full-Year Outlook
The Company is initiating outlook for the second quarter of fiscal 2019 and is updating its full year fiscal 2019 outlook from its previous outlook. The outlook for both the second quarter and fiscal year excludes expected net charges related to the Company’s retail fleet optimization plan.
For the fiscal 2019 second quarter, compared to the fiscal 2018 second quarter:

•
The Company anticipates a mid-single digit decline in total net sales and consolidated comparable sales, reflecting expected softer sales in its White House Black Market brand, which will continue through the second quarter. However, the Company expects that sales at the Chico’s and Soma brands will improve in the second quarter compared to the first.

•
The Company expects gross margin as a percent of net sales to decline approximately 200 to 250 basis points, due primarily to incremental costs associated with its omnichannel programs and deleverage of fixed costs from lower sales.

•	SG&A expenses are expected to be approximately flat, reflecting ongoing cost management, offset by investments in Soma marketing.
For full year fiscal 2019, compared to full year fiscal 2018:

•
The Company anticipates a low-to mid-single digit decline in total net sales and consolidated comparable sales, versus its previous guidance of a low-single digit decline in total net sales and consolidated comparable sales. The Company expects stronger sales trends across all brands in the second half of the year, as key initiatives gain traction.

•
The Company expects gross margin as a percent of net sales to be down 50 to 100 basis points versus its previous guidance of approximately flat to down 50 basis points, due primarily to incremental costs associated with its omnichannel programs and deleverage of fixed costs from lower sales.

•	The Company anticipates SG&A expenses to be down approximately $10 million, versus its previous guidance of approximately flat with fiscal 2018, reflecting ongoing cost management.

•	The Company expects capital expenditures to be approximately $55 million, primarily driven by store reinvestments and technology enhancements.

•	The Company estimates a fiscal 2019 tax rate in the range of 35% to 40% primarily as a result of an increase in tax expense related to the accounting for employee share-based awards.

Conference Call Information
The Company is hosting a live conference call on Tuesday, June 11, 2019 beginning at 8:00 a.m. ET to review the operating results for the first quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Chico’s FAS, Inc. corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 7529042, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market, Soma and TellTaleTM is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of May 4, 2019, the Company operated 1,410 stores in the U.S. and Canada and sold merchandise through 84 international franchise locations in Mexico and 1 domestic franchise airport store. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third-party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Brooks’ quotes and in the section entitled “Fiscal 2019 Second Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s retail fleet optimization plan, brand performance improvement plans and expanded review of the Company’s operations); sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of a permanent President and Chief Executive Officer and successful leadership transition for the Chico’s brand and successful integration of the new members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China and Mexico) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	May 4, 2019		May 5, 2018
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$276,702	53.4%	$300,936	53.6%
White House Black Market	160,945	31.1	182,648	32.5
Soma	80,081	15.5	78,231	13.9
Total Net Sales	517,728	100.0	561,815	100.0
Cost of goods sold	326,897	63.1	334,947	59.6
Gross Margin	190,831	36.9	226,868	40.4
Selling, general and administrative expenses	185,408	35.9	186,419	33.2
Income from Operations	5,423	1.0	40,449	7.2
Interest income (expense), net	2	0.0	(245)	0.0
Income before Income Taxes	5,425	1.0	40,204	7.2
Income tax provision	3,400	0.6	11,200	2.0
Net Income	$2,025	0.4%	$29,004	5.2%
Per Share Data:
Net income per common share - basic	$0.02		$0.23
Net income per common and common equivalent share – diluted	$0.02		$0.23
Weighted average common shares outstanding – basic	114,434		125,277
Weighted average common and common equivalent shares outstanding – diluted	114,787		125,316
Dividends declared per share	$0.175		$0.170

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$105,141	$124,128	$193,547
Marketable securities, at fair value	62,836	61,987	61,196
Inventories	242,402	235,218	253,777
Prepaid expenses and other current assets	45,900	63,845	53,494
Total Current Assets	456,279	485,178	562,014
Property and Equipment, net	353,183	370,932	407,569
Right of Use Assets	729,950	—	—
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	16,099	15,220	10,707
Total Other Assets	151,803	150,924	146,411
	$1,691,215	$1,007,034	$1,115,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$135,964	$143,404	$138,439
Current lease liabilities	160,731	—	—
Current debt	—	—	15,000
Other current and deferred liabilities	120,919	131,820	145,893
Total Current Liabilities	417,614	275,224	299,332
Noncurrent Liabilities:
Long-term debt	53,750	57,500	49,868
Long-term lease liabilities	645,796	—	—
Other noncurrent and deferred liabilities	10,719	89,109	99,330
Deferred taxes	3,893	5,237	6,560
Total Noncurrent Liabilities	714,158	151,846	155,758
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,180	1,169	1,292
Additional paid-in capital	485,805	486,406	471,458
Treasury stock, at cost	(494,395)	(494,395)	(413,465)
Retained earnings	567,233	587,145	601,801
Accumulated other comprehensive loss	(380)	(361)	(182)
Total Shareholders’ Equity	559,443	579,964	660,904
	$1,691,215	$1,007,034	$1,115,994
The Company adopted Accounting Standard Update (“ASU”) 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Cash Flows from Operating Activities:
Net income	$2,025	$29,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,837	22,445
Non-cash lease expense	52,232	—
Loss on disposal and impairment of property and equipment, net	113	1,031
Deferred tax benefit	(732)	(838)
Share-based compensation expense	1,494	5,055
Deferred rent and lease credits	—	(5,594)
Changes in assets and liabilities:
Inventories	(7,184)	(20,875)
Prepaid expenses and other assets	(1,138)	12,270
Accounts payable	(17,745)	9,253
Accrued and other liabilities	9,685	10,143
Lease liabilities	(56,876)	—
Net cash provided by operating activities	5,711	61,894
Cash Flows from Investing Activities:
Purchases of marketable securities	(15,084)	(9,123)
Proceeds from sale of marketable securities	14,313	7,965
Purchases of property and equipment	(7,666)	(9,991)
Net cash used in investing activities	(8,437)	(11,149)
Cash Flows from Financing Activities:
Payments on borrowings	(3,750)	(3,750)
Proceeds from issuance of common stock	346	605
Dividends paid	(10,345)	(11,065)
Tax withholding payments related to share-based awards	(2,430)	(2,991)
Net cash used in financing activities	(16,179)	(17,201)
Effects of exchange rate changes on cash and cash equivalents	(82)	(68)
Net (decrease) increase in cash and cash equivalents	(18,987)	33,476
Cash and Cash Equivalents, Beginning of period	124,128	160,071
Cash and Cash Equivalents, End of period	$105,141	$193,547
The Company adopted ASU 2016-02, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Supplemental Detail on Net Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen weeks ended May 4, 2019 and May 5, 2018, potential common shares were excluded from the computation of diluted income per share to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Numerator
Net income	$2,025	$29,004
Net income and dividends declared allocated to participating securities	—	(714)
Net income available to common shareholders	$2,025	$28,290

Denominator
Weighted average common shares outstanding – basic	114,434	125,277
Dilutive effect of non-participating securities	353	39
Weighted average common and common equivalent shares outstanding – diluted	114,787	125,316

Net Income per Common Share:
Basic	$0.02	$0.23
Diluted	$0.02	$0.23

GAAP to Non-GAAP Reconciliation of Net Income and Diluted Income Per Common Share

The Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the impact of the Company’s retail fleet optimization plan announced in the fourth quarter of fiscal 2018.

A reconciliation of net income and diluted income per share on a GAAP basis to net income and diluted income per share on a non-GAAP basis for the thirteen weeks ended May 4, 2019 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income and Diluted Income per Share
(Unaudited)
(in thousands, except per share amounts)

Thirteen Weeks Ended
May 4, 2019
Net income:

GAAP basis	$2,025
Accelerated depreciation, net of tax (1)	3,580
Non-GAAP adjusted basis	$5,605

Net income per diluted share:

GAAP basis	$0.02
Accelerated depreciation, net of tax (1)	0.03
Non-GAAP adjusted basis	$0.05
(1) Reflects the impact of accelerated depreciation on property and equipment due to the change in the useful life of store assets for store closures added as a result of the Company’s retail fleet optimization plan.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended May 4, 2019
(Unaudited)

	February 2, 2019	New Stores	Closures	May 4, 2019
Store Count:
Chico’s frontline boutiques	551	—	(3)	548
Chico’s outlets	125	—	—	125
Chico’s Canada	4	—	—	4
WHBM frontline boutiques	390	—	(4)	386
WHBM outlets	65	—	—	65
WHBM Canada	6	—	—	6
Soma frontline boutiques	258	—	(1)	257
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,418	—	(8)	1,410

	February 2, 2019	New Stores	Closures	Other Changes in SSF	May 4, 2019
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,502,688	—	(8,750)	(1,111)	1,492,827
Chico’s outlets	315,400	—	—	—	315,400
Chico’s Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	909,849	—	(9,118)	125	900,856
WHBM outlets	135,863	—	—	—	135,863
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	488,509	—	(2,048)	—	486,461
Soma outlets	35,774	—	—	—	35,774
Total Chico’s FAS, Inc.	3,412,669	—	(19,916)	(986)	3,391,767
As of May 4, 2019, the Company’s franchise operations consisted of 84 international retail locations in Mexico and 1 domestic airport store.